FOR IMMEDIATE RELEASE

Harley-Davidson Delivers First Quarter Financial Results

MILWAUKEE (April 25, 2024) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”), (NYSE: HOG) today reported first quarter 2024 results.

"Harley-Davidson delivered a good start to the year with a six percent retail growth in North America, our largest and most important region," said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. "We are very pleased with the reception of this year's new product line-up led by our new Touring motorcycles and look forward to continuing the positive momentum as the riding season comes into full swing."

First Quarter 2024 Highlights and Results

•Delivered diluted EPS of $1.72
•HDMC operating income margin of 16.2 percent
•North America motorcycle retail up 6 percent, driven by sales of new Touring motorcycles, introduced at the end of January
•HDMC revenue down 5 percent, primarily due to planned decrease in motorcycle shipments
•HDFS operating income down 8 percent, while revenue was up 12 percent
•Repurchased $98 million of shares (2.5 million shares) on a discretionary basis
•LiveWire successfully launched its 3rd electric motorcycle, S2 Mulholland, and became market leader in the U.S. for on-road electric motorcycles
•Company updates its full-year 2024 financial outlook

First Quarter 2024 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	1st quarter
	2024	2023	Change
Revenue	$1,730	$1,789	-3%
Operating Income	$263	$370	-29%
Net Income Attributable to HDI	$235	$304	-23%
Diluted EPS	$1.72	$2.04	-16%

Consolidated revenue in the first quarter was down 3 percent driven by an HDMC revenue decrease of 5 percent, partially offset by HDFS revenue growth of 12 percent.

Consolidated operating income in the first quarter was down 29 percent, resulting from declines of 29 percent at HDMC and 8 percent at HDFS respectively, and an operating loss of $29 million in the LiveWire segment. Consolidated operating income margin in the first quarter was 15 percent relative to 21 percent in the first quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	1st quarter
	2024	2023	Change
Motorcycle Shipments (thousands)	57.7	62.2	-7%
Revenue	$1,476	$1,558	-5%
Motorcycles	$1,222	$1,302	-6%
Parts & Accessories	$166	$168	-1%
Apparel	$64	$71	-10%
Licensing	$9	$6	44%
Other	$15	$10	51%
Gross Margin	31.2%	35.8%	-4.5 pts.
Operating Income	$238	$336	-29%
Operating Margin	16.2%	21.6%	-5.4 pts.

First quarter global motorcycle shipments decreased 7 percent, in-line with our expectations. Revenue was down 5 percent driven by the decrease in wholesale shipments and lower global pricing, partially offset by favorable mix. Parts & Accessories revenue was down 1 percent, while Apparel revenue was down 10 percent, as the prior period included anniversary product apparel.

First quarter gross margin was down 4.5 points due to the impacts of pricing and sales incentives, lower volume, and higher manufacturing costs. First quarter operating income margin was down 5.4 points due to the factors above, where operating expenses were roughly flat in the quarter.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	1st quarter
	2024	2023	Change
North America	27.5	26.0	6%
EMEA	5.3	5.9	-11%
Asia Pacific	6.0	6.9	-12%
Latin America	0.6	0.6	2%
Worldwide Total	39.4	39.4	0%

Global retail motorcycle sales in the first quarter were flat versus prior year. North America retail performance was up
6 percent, driven by sales of the new Touring motorcycles, which were introduced at the end of January. International markets did not receive new 2024 Street Glide and Road Glide motorcycles in dealerships until the end of the first quarter. The decline in EMEA of 11 percent was driven by weakness in Germany and France. The decline in APAC of 12 percent was due to weakness in particular in China. Latin America experienced modest growth in both Mexico and Brazil.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	1st quarter
	2024	2023	Change
Revenue	$249	$223	12%
Operating Income	$54	$58	-8%

HDFS’ operating income declined by $5 million in the first quarter or 8 percent. This was due to higher interest expense and a higher provision for credit losses which was driven by several factors, similar to last year, relating to the current macro-economic environment. Total quarter ending financing receivables were $7.9 billion, which was up 4 percent versus prior year, primarily due to an increase in commercial finance receivables.

LiveWire – Results

$ in millions	1st quarter
	2024	2023	Change
Electric Motorcycle Unit Sales	117	63	86%
Revenue	$5	$8	-39%
Operating Loss	($29)	($25)	NM
NM – not meaningful

LiveWire revenue for the first quarter decreased by 39 percent. The revenue decline was due to a decrease in STACYC electric balance bike volumes and electric motorcycle product mix. Electric motorcycle unit sales increased, driven by new product launches, including the launch of the new S2 Mulholland model in the first quarter 2024. LiveWire’s operating loss of $29 million in the first quarter was the result of continuing to develop new motorcycle models and investing in initiatives to reduce EV systems costs commensurate with the early-stage nature of the business.

Harley-Davidson, Inc. Other Results – First Quarter 2024

•Generated $104 million of cash from operating activities
•Effective tax rate was 20 percent
•Paid cash dividends of $24 million
•Repurchased $98 million of shares (2.5 million shares) on a discretionary basis
•Cash and cash equivalents of $1.5 billion at the end of the quarter

2024 Financial Outlook

For the full year 2024, the Company reaffirms the following guidance and continues to expect:

•HDMC: revenue flat to down 9 percent and operating income margin of 12.6 to 13.6 percent
•HDFS: operating income flat to up 5 percent
•LiveWire: electric motorcycle unit sales of 1,000 to 1,500
•Harley-Davidson, Inc: capital investments of $225 to $250 million

For the full year 2024, the Company is revising its LiveWire operating loss guidance and now expects:

•LiveWire: improved operating loss of $105 to $115 million, from previous guidance of an operating loss of $115 to $125 million

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements

The company intends that certain matters discussed in this press release and our associated comments are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “is on track,” “sees,” “feels,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company's ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or natural disasters and longer shipping times and increased logistics costs; (c) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (d) maintain and enhance the value of the Harley-Davidson brand; (e) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023; (f) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (g) successfully carry out its global manufacturing and assembly operations; (h) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (i) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (j) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (k) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine and the Red Sea conflict; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) successfully manage and reduce costs throughout the business; (o) manage risks related to a resurgence of the COVID-19 pandemic, emergence of a new pandemic, epidemic, disease outbreak or other public health crises, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (p) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company’s dealership footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (q) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company’s application for temporary relief from the effect of the revocation of the BOI decisions; (r) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner and that meet or exceed customers’ expectations; (s) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (t) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the incremental tariffs on motorcycles imported into the EU from the U.S., which was extended to March 31, 2025; (u) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company’s complex global supply chain; (v) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (w) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (x) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (y) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (z) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (aa) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding cybersecurity and data privacy; (bb) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (cc) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (dd) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (ee) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (ff) manage its exposure to product liability claims and commercial or contractual disputes; (gg) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (hh) achieve anticipated results with respect to the Company’s preowned motorcycle program, Harley-Davidson Certified, the Company’s H-D1 Marketplace, and Apparel and Licensing; and (ii) optimize capital allocation in light of the Company's capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

HDFS’ retail credit losses have normalized in recent quarters to higher levels after a period of historically low levels of credit losses. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions, including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS's retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or other factors. Refer to “Risk Factors” under Item 1.A of the Company's Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31, 2024	March 31, 2023
HDMC Revenue	$1,476,106	$1,557,829
Gross profit	461,070	557,026
Selling, administrative and engineering expense	222,625	221,290
Operating income from HDMC	238,445	335,736

LiveWire revenue	4,704	7,762
Gross (loss) profit	(3,941)	1,264
Selling, administrative and engineering expense	25,300	25,811
Operating loss from Livewire	(29,241)	(24,547)

HDFS revenue	248,797	223,095
HDFS expense	194,922	164,675
Operating income from HDFS	53,875	58,420

Operating income	263,079	369,609
Other income, net	20,564	20,096
Investment income	14,404	10,025
Interest expense	(7,679)	(7,720)
Income before income taxes	290,368	392,010
Income tax provision	58,135	90,181
Net income	$232,233	$301,829
Less: Loss attributable to noncontrolling interests	2,708	2,261
Net income attributable to Harley-Davidson, Inc.	$234,941	$304,090

Earnings per share:
Basic	$1.73	$2.08
Diluted	$1.72	$2.04

Weighted-average shares:
Basic	136,109	146,048
Diluted	136,921	148,931

Cash dividends per share:	$0.1725	$0.1650
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 31, 2024	December 31, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,464,614	$1,533,806	$1,561,200
Accounts receivable, net	305,991	267,200	333,533
Finance receivables, net	2,523,250	2,113,729	2,245,628
Inventories, net	779,575	929,951	830,521
Restricted cash	129,745	104,642	164,965
Other current assets	182,730	214,401	154,660
	5,385,905	5,163,729	5,290,507
Finance receivables, net	5,382,772	5,384,536	5,328,095
Other long-term assets	1,566,243	1,592,289	1,410,983
	$12,334,920	$12,140,554	$12,029,585
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,030,320	$996,021	$1,029,710
Short-term deposits, net	240,445	253,309	144,854
Short-term debt	938,719	878,935	501,243
Current portion of long-term debt, net	1,281,840	1,255,999	1,408,777
	3,491,324	3,384,264	3,084,584
Long-term debt, net	4,988,891	4,990,586	5,275,169
Other long-term liabilities	518,619	513,409	573,983

Shareholders’ equity	3,336,086	3,252,295	3,095,849
	$12,334,920	$12,140,554	$12,029,585

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2024	March 31, 2023
Net cash provided by operating activities	$103,997	$46,677

Cash flows from investing activities:
Capital expenditures	(46,356)	(45,114)
Finance receivables, net	(65,855)	(26,293)
Other investing activities	(289)	821
Net cash used by investing activities	(112,500)	(70,586)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	693,276
Repayments of medium-term notes	—	(350,000)
Proceeds from securitization debt	—	547,706
Repayments of securitization debt	(234,178)	(310,640)
Net increase (decrease) in unsecured commercial paper	58,794	(270,119)
Borrowings of asset-backed commercial paper	334,561	—
Repayments of asset-backed commercial paper	(46,154)	(62,634)
Net (decrease) increase in deposits	(6,758)	51,822
Dividends paid	(24,385)	(24,123)
Repurchase of common stock	(107,812)	(96,767)
Other financing activities	7	69
Net cash (used) provided by financing activities	(25,925)	178,590

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7,020)	3,820
Net (decrease) increase in cash, cash equivalents and restricted cash	$(41,448)	$158,501

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,648,811	$1,579,177
Net (decrease) increase in cash, cash equivalents and restricted cash	(41,448)	158,501
Cash, cash equivalents and restricted cash, end of period	$1,607,363	$1,737,678

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,464,614	$1,561,200
Restricted cash	129,745	164,965
Restricted cash included in Other long-term assets	13,004	11,513
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,607,363	$1,737,678

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 31, 2024	March 31, 2023
HDMC REVENUE (in thousands)
Motorcycles	$1,221,540	$1,302,378
Parts & Accessories	166,193	167,671
Apparel	64,112	71,391
Licensing	8,930	6,210
Other	15,331	10,179
	$1,476,106	$1,557,829

HDMC U.S. MOTORCYCLE SHIPMENTS	41,577	42,588

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	35,356	32,219
Cruiser	15,691	21,258
Sport and Lightweight	4,963	6,585
Adventure Touring	1,662	2,175
	57,672	62,237
(a)Includes Trike

LiveWire Motorcycle Shipments	117	63

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the first quarter of 2023 to the first quarter of 2024 were as follows (in millions):

Three months ended
2023 gross profit	$557
Volume	(31)
Price and sales incentives	(47)
Foreign currency exchange rates and hedging	(4)
Shipment mix	7
Raw material prices	1
Manufacturing and other costs	(22)
(96)
2024 gross profit	$461

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended
	March 31, 2024	March 31, 2023
Balance, beginning of period	$381,966	$358,711
Provision for credit losses	61,010	52,364
Charge-offs, net of recoveries	(62,615)	(52,644)
Balances, end of period	$380,361	$358,431

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended
	March 31, 2024	March 31, 2023
United States	25,726	24,277
Canada	1,760	1,744
Total North America	27,486	26,021
EMEA	5,264	5,917
Asia Pacific	6,034	6,881
Latin America	621	606
Total worldwide retail sales	39,405	39,425
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.